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                                  EXHIBIT 11(b)

Chino, California                                          _______________, 1998

$________________

                                 PROMISSORY NOTE

           1. Obligation. For value received, JOHNNIE R. CREAN ("Maker") promises to pay to MERLIN FINANCIAL, INC., a Nevada corporation, or order ("Holder") the Principal Amount and Interest (both as defined below) in the manner and upon the terms and conditions set forth herein (the "Obligation").

           2. Amount and Payment. The principal amount ("Principal Amount") of this Promissory Note ("Note") is _________________________________ Dollars
($__________). This Note shall bear interest on the unpaid Principal Amount at the rate of eight percent (8%) per annum. The entire Principal Amount and all Interest on this Note shall be all due and payable one (1) year after the date of this Note.

           3. Manner and Place of Payment. Payments of the Principal Amount and Interest shall be made in lawful money of the United States of America. Principal and Interest are payable at 350 South Center Street, Suite 530, Reno, NV 89501, or at such place as Holder may designate in writing.

           4. Prepayment. Maker shall have the right, at his option, to prepay this Note, in part or in full, at any time and from time to time, prior to maturity, without penalty, bonus or charge. All prepayments shall be credited to the payments next due under this Note.

           5. Events of Default. The following shall each constitute an "Event of Default" under this Note: (i) default in the payment when due of an installment of Principal Amount or Interest and such default shall continue for a period of fifteen (15) days; and (ii) any of the following events of bankruptcy or insolvency: (A) Maker shall file a voluntary bankruptcy or reorganization petition under the provisions of the Federal Bankruptcy Act, any other bankruptcy or insolvency law or any other similar statute applicable to Maker ("Bankruptcy Laws"), (B) Maker shall consent to the filing of any bankruptcy or reorganization petition against him under any Bankruptcy Law, (C) Maker shall make an assignment for the benefit of his creditors, (D) Maker shall admit in writing his inability to pay his debts generally as they become due, or
(E) an involuntary bankruptcy reorganization petition pursuant to any Bankruptcy Law shall be filed against Maker (and, in the case of any such petition filed pursuant to any provision of a statute which requires the approval of such petition by a court, shall be approved by such a court) and shall not be dismissed within sixty (60) days after such filing.

           6. Acceleration Upon Event of Default. Upon the occurrence of an Event of Default specified in Section 5 above, all accrued Interest and the then unpaid Principal Amount of this Note shall, at the option of Holder, become immediately due and payable, without further presentment, notice or demand for payment.

           7. Expenses of Enforcement. In any legal action, arbitration or alternate dispute resolution proceeding based upon or concerning this Note, the successful or prevailing party shall be entitled to recover its actual attorney fees and costs incurred in that action or proceeding, in addition to all other relief to which it is entitled, regardless of whether the proceeding is concluded by settlement, award or judgment.

           8. Cumulative Rights and Remedies. All rights and remedies of Holder under this Note shall be cumulative and not alternative and shall be in addition to all rights and remedies available to Holder under applicable law.

           9. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Nevada. All actions or proceedings with respect to this Note may be instituted in the courts located in the State of Nevada. Maker and Holder each consent to the jurisdiction of such courts.


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           IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered at Chino, California as of the day and year first-above written.


                                        ----------------------------------------
                                        JOHNNIE R. CREAN


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